Exhibit 23.1

NICHOLS, CAULEY & ASSOCIATES, LLC

A Professional Services Firm of:

Certified Public Accountants

Certified Internal Auditors

Certified Financial Planners®

Certified Valuation Analysts

Atlanta • Clarkesville • Dublin • Warner Robins

www.nicholscauley.com

REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (Amendment No. 4) on Form S-1 of Capitol City Bancshares, Inc. of our report dated April 12, 2012 relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

June     , 2012